Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025 and the prospectus supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated March 25, 2026 (to the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – PLUS Based on the Performance of a Basket of Four Equity Securities due June 4, 2027

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus and prospectus supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Basket:	An equally weighted basket consisting of the common stock of Citigroup Inc. (the “C Basket Component”), the common stock of Capital One Financial Corporation (the “COF Basket Component”), the common stock of The Goldman Sachs Group, Inc. (the “GS Basket Component”) and the common stock of JPMorgan Chase & Co. (the “JPM Basket Component”) (each, a “basket component” and, together, the “basket components”)
Pricing date:	March 31, 2026
Original issue date:	April 6, 2026
Valuation date:	June 1, 2027
Maturity date:	June 4, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•     If the final basket value is greater than the initial basket value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•     If the final basket value is less than or equal to the initial basket value:

$1,000 × basket performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. Investors may lose their entire initial investment in the PLUS.

Maximum payment at maturity:	At least $1,280.00 per PLUS (at least 128.00% of the stated principal amount) (to be determined on the pricing date)
Leveraged upside payment:	$1,000 × leverage factor × basket return
Leverage factor:	300%
Basket return:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	100
Final basket value:	100 × [1 + (component return of the C Basket Component × 25.00%) + (component return of the COF Basket Component × 25.00%) + (component return of the GS Basket Component × 25.00%) + (component return of the JPM Basket Component × 25.00%)]
Component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	With respect to each basket component, the closing price of that basket component on the valuation date
CUSIP / ISIN:	06749GD53 / US06749GD536
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326004625/dp244101_424b2-8652ms.htm
Payment on the PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

PLUS Payoff Diagram*

Hypothetical Payment at Maturity*
Basket Return	Payment at Maturity	Total Return on PLUS
50.00%	$1,280.00	28.00%
40.00%	$1,280.00	28.00%
30.00%	$1,280.00	28.00%
20.00%	$1,280.00	28.00%
10.00%	$1,280.00	28.00%
9.34%	$1,280.00	28.00%
5.00%	$1,150.00	15.00%
2.50%	$1,075.00	7.50%
1.00%	$1,030.00	3.00%
0.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

* The graph and table above assume a hypothetical maximum payment at maturity of $1,280.00 per PLUS (128.00% of the stated principal amount) and reflect the leverage factor of 300%. The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $899.60 and $949.60 per PLUS. The estimated value is expected to be less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS (or the trustee on behalf of the holders of the PLUS), by acquiring the PLUS, each holder or beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Basket and Basket Components

For more information about the basket and basket components, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the PLUS Generally

•	The PLUS do not pay interest or guarantee the return of any principal.

•	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

•	Any payment on the PLUS will be determined based on the closing prices of the basket components on the dates specified.

•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.

•	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the PLUS, and changes in the value of the basket components may offset each other.

•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the PLUS are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Basket Components

•	The issuers of the basket components are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the PLUS.

•	The price of each basket component can rise or fall sharply due to factors specific to each basket component and its issuer.

•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

•	Reorganization or other events could adversely affect the value of the PLUS or result in the PLUS being accelerated.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

•	Historical performance of the basket components should not be taken as any indication of the future performance of the basket components over the term of the PLUS.

•	We may accelerate the PLUS if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	We may engage in business with or involving any issuer of any basket component without regard to your interests.

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS.

•	We and our affiliates, and any dealer participating in the distribution of the PLUS, may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the PLUS and the Secondary Market

•	The PLUS will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the PLUS will be influenced by many unpredictable factors.

•	The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS.

•	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS.

•	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.